[Exhibit 99.1 - Press Release]

PREMIER MOVES TO TEMPORARY CORPORATE WEB SITE WWW.PREMIERDEV.INFO

Tampa, Florida - November 09, 2005 - Premier Development & Investment, Inc.
(OTC Bulletin Board: PDIV), today announces that it has moved its Web site to www.premierdev.info instead of its normal address of www.premierdev.com due to technical issues and attacks that has been plaguing the original site since early yesterday. The Corporate web site of Premier's wholly-owned subsidiary, Players Grille has also been temporarily moved to www.playersgrille.info instead of its normal address of www.playersgrille.com

Premier is further informing its shareholders, the investment public, regulators, its suppliers and customers that the only informational web sites containing official and approved content will be www.premierdev.info and www.playersgrille.info until such time that the Company releases a subsequent press release.

Premier Development & Investment, Inc. is a publicly held developer and operator of theme-based restaurant and bar concepts. These concepts are developed internally and through partnerships with other restaurant developers with the intent of building them into full-fledged chains and franchise opportunities. Premier owns and operates the Player's Grille Restaurant and Bar(TM), a casual dining sports themed concept based in Florida.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Premier Development & Investment, Inc.) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the restaurant industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales growth and prospective dealings and joint venture projects. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of Premier. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, and changes in federal or state tax laws. For a description of additional risks and uncertainties, please refer to Premier's filings with the Securities and Exchange Commission.

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